Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
ENCOMPASS HEALTH CORPORATION
AND
ENHABIT, INC.
_________________
Dated as of June 30, 2022

TABLE OF CONTENTS
Page

SCHEDULES	iv
EXHIBITS	iv
ARTICLE I DEFINITIONS	2
ARTICLE II THE SEPARATION	15
2.1 Transfer of Assets and Assumption of Liabilities	15
2.2 Enhabit Assets; Encompass Assets	18
2.3 Enhabit Liabilities; Encompass Liabilities	21
2.4 Approvals and Notifications	23
2.5 Assignment and Novation of Liabilities	26
2.6 Release of Guarantees	28
2.7 Termination of Agreements	30
2.8 Treatment of Shared Contracts	31
2.9 Bank Accounts; Cash Balances	32
2.10 Ancillary Agreements	32
2.11 Disclaimer of Representations and Warranties	32
2.12 Enhabit Financing Arrangements; Enhabit Debt Incurrence	33
2.13 Financial Information Certifications	34
ARTICLE III THE DISTRIBUTION	34
3.1 Sole and Absolute Discretion; Cooperation	34
3.2 Actions Prior to the Distribution	35
3.3 Conditions to the Distribution.	36
3.4 The Distribution.	37
ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION	38
4.1 Release of Pre-Distribution Claims	38
4.2 Indemnification by Enhabit	41
4.3 Indemnification by Encompass	41
4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts	42
4.5 Procedures for Indemnification of Third-Party Claims	43
4.6 Additional Matters	46
4.7 Right of Contribution	47
4.8 Covenant Not to Sue	47
4.9 Remedies Cumulative	47
4.10 Survival of Indemnities	48
ARTICLE V CERTAIN OTHER MATTERS	48
5.1 Names Following the Effective Time	48
5.2 Insurance Matters	49
5.3 Late Payments	52
5.4 Inducement	52
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10.17 Performance	69
10.18 Mutual Drafting	69
10.19 Ancillary Agreements	69

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SCHEDULES
Schedule I        Separation Step Plan
Schedule 1.1(a)        Enhabit Business
Schedule 1.1(b)        Excluded Business
Schedule 1.2(a)        Enhabit Customer Contracts
Schedule 1.2(b)        Enhabit Vendor Contracts
Schedule 1.2(d)        Enhabit Intellectual Property Contracts
Schedule 1.2(m)        Enhabit Right to Recovery Contracts
Schedule 1.3        Enhabit Information Technology
Schedule 1.4        Excluded Enhabit Information Technology
Schedule 1.5        Enhabit Marks
Schedule 1.6(a)        Enhabit Real Property
Schedule 1.6(b)        Enhabit Leases
Schedule 1.7        Enhabit Registered IP
Schedule 1.8        Enhabit Technology
Schedule 2.1(e)(i)        Enhabit License to Certain Intellectual Property Rights
Schedule 2.2(a)(xv)        Enhabit Tangible Personal Property
Schedule 2.2(a)(xvi)        Other Enhabit Assets
Schedule 2.2(a)(xvii)        Excluded Assets
Schedule 2.2(b)(xi)        Other Encompass Assets
Schedule 2.3(a)(v)        Other Enhabit Liabilities
Schedule 2.3(a)(viii)        Enhabit Third-Party Claims
Schedule 2.3(a)(ix)        Excluded Enhabit Liabilities
Schedule 2.3(b)(iv)        Encompass Liabilities
Schedule 2.3(b)(v)        Encompass Third-Party Claims
Schedule 2.7(b)(ii)        Intercompany Agreements (Non-Termination)
Schedule 2.8        Shared Contracts
Schedule 2.12        Enhabit Financing Arrangements
Schedule 4.3(e)        Encompass Information
Schedule 4.5(b)        Shared Third-Party Claims
Schedule 5.1(b)        Time Periods for Use of Names
Schedule 6.7(f)        Litigation Cooperation
Schedule 6.8(b)        Privileged Matters
Schedule 10.9        Expense Allocation

EXHIBITS
Exhibit A        Amended and Restated Certificate of Incorporation of Enhabit
Exhibit B        Amended and Restated Bylaws of Enhabit

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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 30, 2022 (this “Agreement”), is by and between Encompass Health Corporation, a Delaware corporation (“Encompass”), and Enhabit, Inc., a Delaware corporation and a direct wholly owned subsidiary of Encompass (“Enhabit”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, Enhabit is a direct, wholly-owned Subsidiary of Encompass;
WHEREAS, the board of directors of Encompass (the “Encompass Board”) has determined that it is in the best interests of Encompass and its stockholders for Enhabit to operate the Enhabit Business as a separate, publicly traded company;
        WHEREAS, the Encompass Board has determined that it is appropriate and desirable to separate the Enhabit Business from the other businesses conducted by Encompass (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Encompass Shares on the Record Date of all of the outstanding Enhabit Shares (the “Distribution”);
        WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement, among other things, following certain preparatory transactions described in the Separation Step Plan, (a) Encompass IP Holding Corp. (“IP NewCo”) contributed to Enhabit Holdings, LLC (“HHH NewCo”), a Delaware limited liability company (which at the time of such transfer was treated as disregarded from IP NewCo for Federal Income Tax purposes) all of the issued and outstanding membership interests in Advanced Homecare Management, LLC, a Delaware limited liability company, and HHH NewCo converted from a limited liability company to a corporation pursuant to Delaware law (together, the “Contribution”), (b) IP NewCo distributed to Advanced Homecare Holdings, Inc. (“AH Holdings”), a Delaware corporation, all of the issued and outstanding stock of HHH NewCo (the “First Internal Distribution”), (c) AH Holdings distributed to Enhabit all of the issued and outstanding stock of HHH NewCo (the “Second Internal Distribution”), (d) Enhabit distributed to Distributing all of the issued and outstanding stock of AH Holdings (the “Third Internal Distribution”), (e) Enhabit transferred the net proceeds of new revolving and term loan facilities of approximately $566.5 million to Encompass, and (f) Enhabit recapitalized its issued and outstanding stock through a forward stock split;
        WHEREAS, for Federal Income Tax purposes, it is intended that (a) the First Internal Distribution (together with the Contribution), shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code and (b) the Second Internal Distribution, the Third Internal Distribution and the Distribution shall each qualify as a transaction that is generally tax-free pursuant to Section 355(a) of the Code;
        WHEREAS, Enhabit and Encompass have prepared, and Enhabit has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning Enhabit, the Separation and the Distribution;

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WHEREAS, each of Encompass and Enhabit has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Group (as defined below) certain Assets, and to allocate and assign to the applicable Group responsibility for certain Liabilities, in respect of the activities of the Enhabit Business (as defined herein) and the Encompass Businesses (as defined herein), in each case, solely to the extent such Assets are not already held by or are not already Liabilities of the relevant Group; and
        WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Encompass and Enhabit relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group.
“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group.
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Enhabit Group shall be deemed to be an Affiliate of any member of the Encompass Group and (b) no member of the Encompass Group shall be deemed to be an Affiliate of any member of the Enhabit Group.
“Agent” shall mean the trust company or bank to be duly appointed by Encompass to act as distribution agent, transfer agent and registrar for the Enhabit Shares in connection with the Distribution.
“Agreement” shall have the meaning set forth in the Preamble.

“AH Holdings” shall have the meaning set forth in the Recitals.
“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Business Associate Agreement and the Transfer Documents.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
“Arbitration Request” shall have the meaning set forth in Section 7.3(a).
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Business Associate Agreement” shall mean the Business Associate Agreement to be entered into by and between Encompass and Enhabit or the members of their respective Groups in connection with, the Transition Services Agreement, the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banking institutions located in Birmingham, Alabama; Dallas, Texas; or New York, New York are authorized or obligated by Law or executive order to close.
“Cash Transfer” shall have the meeting set forth in Section 2.12(a).
“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.
“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement shall be considered a Change of Control.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contribution” shall have the meaning set forth in the Recitals.

“Delayed Encompass Asset” shall have the meaning set forth in Section 2.4(h).
“Delayed Encompass Liability” shall have the meaning set forth in Section 2.4(h).
“Delayed Enhabit Asset” shall have the meaning set forth in Section 2.4(c).
“Delayed Enhabit Liability” shall have the meaning set forth in Section 2.4(c).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the Enhabit Group or primarily relates to the transactions contemplated hereby.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Date” shall mean 12:01 a.m. Eastern Time on July 1, 2022, which is the date of the consummation of the Distribution, which shall be determined by the Encompass Board in its sole and absolute discretion.
“Distribution Ratio” shall mean a number equal to 0.50.
“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Encompass and Enhabit in connection with the Separation or the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Encompass” shall have the meaning set forth in the Preamble.
“Encompass Accounts” shall have the meaning set forth in Section 2.9(a).
“Encompass Assets” shall have the meaning set forth in Section 2.2(b).
“Encompass Board” shall have the meaning set forth in the Recitals.
“Encompass Business” shall mean all businesses, operations and activities conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Enhabit Business.
“Encompass Group” shall mean Encompass and each Person that is a Subsidiary of Encompass (other than Enhabit and any other member of the Enhabit Group).
“Encompass Indemnitees” shall have the meaning set forth in Section 4.2.
“Encompass Information Technology” shall mean all Information Technology, other than Enhabit Information Technology, owned by either Party or any member of its Group as of the Effective Time.

“Encompass Intellectual Property Rights” shall mean the Intellectual Property Rights set forth on Schedule 2.2(b)(iv) and all Intellectual Property Rights, other than Enhabit Intellectual Property Rights, owned by either Party or any member of its Group as of the Effective Time.
“Encompass Inventory” shall mean all Inventory, other than Enhabit Inventory, owned by either Party or any member of its Group as of the Effective Time.
“Encompass Liabilities” shall have the meaning set forth in Section 2.3(b).
“Encompass Marks” shall mean all Trademarks, other than the Enhabit Marks, owned by either Party or any member of its Group as of the Effective Time.
“Encompass Policies” shall have the meaning set forth in Section 5.2(b).
“Encompass Records” shall have the meaning set forth in Section 2.2(a)(viii).
“Encompass Shares” shall mean the shares of common stock, par value $0.01 per share, of Encompass.
“Enhabit” shall have the meaning set forth in the Preamble.
“Enhabit Accounts” shall have the meaning set forth in Section 2.9(a).
“Enhabit Accounts Payable” shall mean any and all trade and non-trade accounts payable of either Party or member of its Group outstanding as of the Effective Time, in each case, to the extent related to the Enhabit Business or arising out of any Enhabit Contract.
“Enhabit Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of either Party or member of its Group outstanding as of the Effective Time, in each case, to the extent related to the Enhabit Business or arising out of any Enhabit Contract.

“Enhabit Assets” shall have the meaning set forth in Section 2.2(a).
“Enhabit Balance Sheet” shall mean the pro forma combined balance sheet of the Enhabit Business, including any notes and subledgers thereto, as of March 31, 2022, as presented in the Information Statement.
“Enhabit Books and Records” shall mean all books and records used in or necessary, as of the Effective Time, for the general financial and administrative operation of the Enhabit Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto; provided that Enhabit Books and Records shall not include (i) Enhabit Product and Customer Records, and (ii) material that Encompass is not permitted by applicable Law or agreement to disclose or transfer to Enhabit.
“Enhabit Business” shall mean the business, operations and activities of the Enhabit segment of Encompass conducted as of the Effective Time by either Party or any member of its Group, as described in the Information Statement. For the avoidance of doubt, the Enhabit Business shall include the business, operations and activities set forth on Schedule 1.1(a) and exclude the business, operations and activities set forth on Schedule 1.1(b).
“Enhabit Bylaws” shall mean the Amended and Restated Bylaws of Enhabit, substantially in the form of Exhibit B.
“Enhabit Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Enhabit, substantially in the form of Exhibit A.
“Enhabit Common Stock” shall mean the common stock, par value $0.01 per share, of Enhabit.
“Enhabit Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Enhabit Contracts shall not include any contract or agreement that shall be retained by Encompass or any member of the Encompass Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:
(a)    (i) any customer contract, agreement with third party payor (including government health programs and private insurance companies) or agreement entered into prior to the Effective Time exclusively related to the Enhabit Business, including the contracts and agreements set forth on Schedule 1.2(a) and (ii) with respect to any customer contract, agreement with third party payor (including government health programs and private insurance companies) or agreement entered into prior to the Effective Time that relates to the Enhabit Business but is not exclusively related to the Enhabit Business, that portion of any such contract or agreement that primarily relates to the Enhabit Business;
(b)    (i) any supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Enhabit Business, including the contracts and agreements set forth on Schedule 1.2(b), and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Enhabit Business but is not exclusively related to the Enhabit Business, that portion of any such contract or agreement that primarily relates to the Enhabit Business;

(c)    any contract or agreement entered into prior to the Effective Time pursuant to which Enhabit or any member of the Enhabit Group participates in any United States federal, state or local health care or reimbursement program administered by a Governmental Authority, including any “Federal Health Care Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority;
(d)    any contract or agreement entered into prior to the Effective Time set forth on Schedule 1.2(d), which grants a Third Party rights or licenses to Intellectual Property Rights that are Enhabit Intellectual Property Rights;
(e)    any joint venture or partnership contract or agreement that exclusively relates to the Enhabit Business as of the Effective Time;
(f)    any guarantee, indemnity, representation, covenant, warranty or other liability of either Party or any member of its Group in respect of any other Enhabit Contract, any Enhabit Liability or the Enhabit Business;
(g)    any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former Enhabit Group employee, Encompass Group employee, consultant of the Enhabit Group or consultant of the Encompass Group, in each case entered into prior to the Effective Time (i) that is exclusively related to the Enhabit Business or (ii) if not exclusively related to the Enhabit Business, that portion of any such assignment or agreement that primarily relates to the Enhabit Business;
(h)    any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, Enhabit or any member of the Enhabit Group;
(i)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the Enhabit Business;
(j)    any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Enhabit Group;
(k)    any other contract or agreement exclusively related to the Enhabit Business or Enhabit Assets;
(l)    Enhabit Leases; and
(m)    any contracts, agreements or settlements set forth on Schedule 1.2(m), including the right to recover any amounts under such contracts, agreements, leases or settlements.

“Enhabit Debt” shall have the meeting set forth in Section 2.12(a).
“Enhabit Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Encompass that will be members of the Enhabit Group as of the Effective Time.
“Enhabit Financing Arrangements” shall have the meaning set forth in Section 2.12(a).
“Enhabit Group” shall mean (a) Enhabit, (b) each Subsidiary of Enhabit as of the Effective Time, and (c) each other Person that is controlled directly or indirectly by Enhabit as of the Effective Time.
“Enhabit Indemnitees” shall have the meaning set forth in Section 4.3.
“Enhabit Information Technology” shall mean (a) all Information Technology owned by either Party or any member of its Group that is exclusively used or exclusively held for use in the Enhabit Business as of the Effective Time, and (b) the Information Technology set forth on Schedule 1.3; provided, however, that Enhabit Information Technology shall not include the Information Technology set forth on Schedule 1.4 or any Software licensed from a Third Party.
“Enhabit Intellectual Property Rights” shall mean (a) the Enhabit Registered IP, (b) the Enhabit Marks (to the extent not included in clause (a) above), and (c) all Intellectual Property Rights (other Patents, Trademarks and other Registered IP) of either Party or any of the members of its Group, in each case, that is embodied in the Enhabit Technology.
“Enhabit Inventory” shall have the meaning set forth in Section 2.2(a)(vii).
“Enhabit Leases” shall have the meaning set forth in the definition of Enhabit Real Property.
“Enhabit Liabilities” shall have the meaning set forth in Section 2.3(a).
“Enhabit Marks” shall mean the names, Trademarks, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “Enhabit” (including any stylized versions or design elements thereof), (b) are set forth on Schedule 1.5, or (c) otherwise identify Enhabit as a whole, either alone or in combination with other words or elements, and all names, Trademarks, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements; provided that Enhabit Marks shall not include the Encompass Marks.
“Enhabit Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the Enhabit Business as of the Effective Time.

“Enhabit Product” shall mean products and services supplied, sold, provided or distributed, as the case may be, at any time, by Enhabit or members of its Group under an Enhabit Mark.
“Enhabit Product and Customer Records” shall mean all books and records related to or used by Enhabit or any member of its Group as of the Effective Time in connection with the sourcing, supply chain management, marketing, sale, distribution, maintenance and warranty of Enhabit Products, including vendor and supplier information and records, customer lists, sales records, customer registration and account information, billing information, marketing materials, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials, and Web Site content.
“Enhabit Real Property” shall mean (a) all of the Real Property owned by either Party or any member of its Group as of the Effective Time listed or described on Schedule 1.6(a), (b) the Real Property Leases to which either Party or any member of its Group is party as of the Effective Time set forth on Schedule 1.6(b) (“Enhabit Leases”), and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property Leases described in clauses (a) and (b) of this paragraph.
“Enhabit Records” shall have the meaning set forth in Section 2.2(a)(viii).
“Enhabit Registered IP” shall mean the Registered IP set forth on Schedule 1.7.
“Enhabit Shares” shall mean the shares of common stock, par value $0.01 per share, of Enhabit.
“Enhabit Tangible Personal Property” shall have the meaning set forth in Section 2.2(a)(xv).
“Enhabit Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is used in or necessary to the operation of the Enhabit Business as of the Effective Time and capable of being copied (for example, Software), including Technology set forth on Schedule 1.8; provided that Enhabit Technology shall not include (i) any Information Technology, (ii) any Tangible Personal Property, (iii) any Enhabit Books and Records, and (iv) any Enhabit sales and customer Records.
“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Federal Income Tax” shall have the meaning set forth in the Tax Matters Agreement.
“First Internal Distribution” shall have the meaning set forth in the Recitals.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, acts of terrorism, cyberattacks, epidemics, pandemics or diseases (including SARS-CoV-2 or Covid-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” shall mean the registration statement on Form 10 filed by Enhabit with the SEC to effect the registration of Enhabit Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.
“Group” shall mean either the Enhabit Group or the Encompass Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
“HHH Newco” shall have the meaning set forth in the Recitals.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information Statement” shall mean the information statement to be made available to the holders of Encompass Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.
“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment and all associated documentation.
“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property Rights” shall mean any and all common law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles and other names, identifiers and locators associated with Internet addresses, sites and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons, and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.
“Inventory” shall have the meaning set forth in Section 2.2(a)(vii).
“IP Newco” shall have the meaning set forth in the Recitals.
“JAMS Rules” shall have the meaning set forth in Section 7.3(a).
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Linked” shall have the meaning set forth in Section 2.9(a).
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“NYSE” shall mean the New York Stock Exchange.
“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.
“Parties” shall mean the parties to this Agreement.
“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to global property, excess and umbrella liability, commercial general liability, directors and officers liability, fiduciary liability, cyber, media and technology errors and omissions liability, employment practices liability, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.
“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.
“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or has asserted a privilege or other protection, including the attorney-client and work product privileges.
“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.
“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.
“Record Date” shall mean the close of business on June 24, 2022, which is the date determined by the Encompass Board in its sole and absolute discretion as the record date for determining holders of Encompass Shares entitled to receive Enhabit Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Encompass Shares as of the Record Date.
“Registered IP” shall mean any United States, international or foreign (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Second Internal Distribution” shall have the meaning set forth in the Recitals.
“Section 1542” shall have the meaning set forth in Section 4.1(c).
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the Recitals.
“Separation Step Plan” shall be the plan set forth on Schedule I hereto.
“Shared Contract” shall have the meaning set forth in Section 2.8(a).
“Shared Third-Party Claim” shall have the meaning set forth in Section 4.5(b).
        “Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
        “Specified Ancillary Agreement” shall have the meeting set forth in Section 10.19(a).
        “Straddle Period” shall have the meeting set forth in Section 2.12(a).
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tangible Personal Property” shall mean equipment, hardware, furniture, fixtures, motor vehicles and other transportation equipment, and other tangible personal property, it being understood that Tangible Personal Property shall not include (i) any Information Technology and (ii) any Technology.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Encompass and Enhabit in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Technology” shall mean embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that Technology specifically excludes (i) any and all Intellectual Property Rights, (ii) Tangible Personal Property, (iii) books and records, (iv) sales and customer records, and (v) customer data.
“Third Internal Distribution” shall have the meaning set forth in the Recitals.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transfer Documents” shall have the meaning set forth in Section 2.1(b).
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Encompass and Enhabit or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Unreleased Encompass Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“Unreleased Enhabit Liability” shall have the meaning set forth in Section 2.5(a)(ii).
ARTICLE II
THE SEPARATION
2.1    Transfer of Assets and Assumption of Liabilities.

(a)    On or prior to the Effective Time, but in any case prior to the Distribution, solely with respect to (x) any Enhabit Assets not already owned by members of the Enhabit Group or Enhabit Liabilities that are not already liabilities of members of the Enhabit Group and (y) any Encompass Assets not already owned by members of the Encompass Group or Encompass Liabilities that are not already liabilities of members of the Encompass Group, including in connection with the Separation Step Plan:
(i)    Transfer and Assignment of Enhabit Assets. Encompass shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Enhabit, or the applicable Enhabit Designees, and Enhabit or such Enhabit Designees shall accept from Encompass and the applicable members of the Encompass Group, all of Encompass’s and such Encompass Group member’s respective direct or indirect right, title and interest in and to all of the Enhabit Assets;
(ii)    Acceptance and Assumption of Enhabit Liabilities. Enhabit and the applicable Enhabit Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Enhabit Liabilities in accordance with their respective terms. Enhabit and such Enhabit Designees shall be responsible for all Enhabit Liabilities, regardless of when or where such Enhabit Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Enhabit Liabilities are asserted or determined (including any Enhabit Liabilities arising out of claims made by Encompass’s or Enhabit’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Encompass Group or the Enhabit Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Encompass Group or the Enhabit Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Transfer and Assignment of Encompass Assets. Encompass and Enhabit shall cause Enhabit and the Enhabit Designees to contribute, assign, transfer, convey and deliver to Encompass or certain members of the Encompass Group designated by Encompass, and Encompass or such other members of the Encompass Group shall accept from Enhabit and the Enhabit Designees, all of Enhabit’s and such Enhabit Designees’ respective direct or indirect right, title and interest in and to all Encompass Assets held by Enhabit or an Enhabit Designee; and
(iv)    Acceptance and Assumption of Encompass Liabilities. Encompass and certain members of the Encompass Group designated by Encompass shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Encompass Liabilities held by Enhabit or any Enhabit Designee and Encompass and the applicable members of the Encompass Group shall be responsible for all Encompass Liabilities in accordance with their respective terms, regardless of when or where such Encompass Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Encompass Liabilities are asserted or determined (including any such Encompass Liabilities arising out of claims made by Encompass’s or Enhabit’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Encompass Group or the Enhabit Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Encompass Group or the Enhabit Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)    Transfer Documents. In furtherance of any contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence any transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement.  It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset; provided that cash and cash equivalents received prior to the Effective Time shall not be subject to the requirements of this sentence. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume or be liable for any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform or discharge such Liability in accordance with this Agreement.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. Enhabit hereby waives compliance by each and every member of the Encompass Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Enhabit Assets to any member of the Enhabit Group. Encompass hereby waives compliance by each and every member of the Enhabit Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Encompass Assets to any member of the Encompass Group.

(e)    Intellectual Property Rights.
(i)    If and to the extent that, as a matter of Law in any jurisdiction, Encompass or the applicable members of its Group cannot assign, transfer or convey any of Encompass’s or such Encompass Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Enhabit Assets, then, to the extent possible, Encompass shall, and shall cause the applicable members of its Group to, irrevocably grant to Enhabit, or the applicable Enhabit Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.
(ii)    If and to the extent that, as a matter of Law in any jurisdiction, Enhabit or the applicable members of its Group cannot assign, transfer or convey any of Enhabit’s or such Enhabit Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Encompass Assets, then, to the extent possible, Enhabit shall, and shall cause the applicable members of its Group to, irrevocably grant to Encompass, or its designee, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.
(f)    Electronic Transfer. All transferred Enhabit Assets and Encompass Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to Enhabit, Encompass or their respective designees (as applicable), at a designated FTP site or in another electronic form to be reasonably determined by the Parties.
2.2    Enhabit Assets; Encompass Assets.
(a)    Enhabit Assets. For the purposes of this Agreement, “Enhabit Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Enhabit Business or relating exclusively or primarily to the Enhabit Business or to a member of the Enhabit Group, including the following:
(i)    all issued and outstanding capital stock or other equity interests of any members of the Enhabit Group as of immediately prior to the Effective Time;
(ii)    except as otherwise contemplated or set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as assets of the Enhabit Group on the Enhabit Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Enhabit Balance Sheet; provided that the amounts set forth on the Enhabit Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Enhabit Assets pursuant to this clause (ii);

(iii)    except as otherwise contemplated or set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Enhabit or members of the Enhabit Group on a pro forma combined balance sheet of the Enhabit Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Enhabit Balance Sheet), it being understood that (x) the Enhabit Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Enhabit Assets pursuant to this clause (iii); and (y) the amounts set forth on the Enhabit Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Enhabit Assets pursuant to this clause (iii);
(iv)    all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Enhabit or any other member of the Enhabit Group;
(v)    all Enhabit Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(vi)    any and all Enhabit Accounts Receivable;
(vii)    any and all inventory, supplies, components, packaging materials and other inventories, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items) (“Inventory”), in each case, exclusively related to the Enhabit Business (“Enhabit Inventory”) as of the Effective Time;
(viii)    any and all (x) Enhabit Books and Records, and (y) Enhabit Product and Customer Records, in each case, in the possession of either Party as of the Effective Time (collectively, “Enhabit Records”); provided that Encompass shall be permitted to retain copies of, and continue to use, (A) any Enhabit Records that as of the Effective Time are used in or necessary for the operation or conduct of the Encompass Business, (B) any Enhabit Records that Encompass is required by Law to retain (and if copies are not provided to Enhabit, then, to the extent permitted by Law, such copies will be made available to Enhabit upon Enhabit’s reasonable request), (C) one (1) copy of any Enhabit Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Encompass Assets or Encompass’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements, and (D) “back-up” electronic tapes of such Enhabit Records maintained by Encompass in the ordinary course of business (such material in clauses (A) through (D), the “Encompass Records”), and such copies of the Encompass Records shall be considered Encompass Assets;

(ix)    all Enhabit Intellectual Property Rights as of immediately prior to the Effective Time, including any goodwill appurtenant to any Trademarks included in the Enhabit Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any Enhabit Intellectual Property Rights following the Effective Time;
(x)    without limiting clause (ix) above, the Enhabit Marks, and all goodwill of the Enhabit Business appurtenant thereto;
(xi)    all Enhabit Technology as of immediately prior to the Effective Time;
(xii)    all Enhabit Information Technology as of the Effective Time;
(xiii)     all Enhabit Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(xiv)    all Enhabit Real Property as of the Effective Time;
(xv)    the Tangible Personal Property listed on Schedule 2.2(a)(xv) (collectively, the “Enhabit Tangible Personal Property”); and
(xvi)    any and all Assets set forth on Schedule 2.2(a)(xvi).
Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xvi) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the Enhabit Assets shall not in any event include any Asset referred to in clauses (i) through (xi) of Section 2.2(b) or any Assets set forth on Schedule 2.2(a)(xvii).
(b)    Encompass Assets. For the purposes of this Agreement, “Encompass Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Enhabit Assets. Notwithstanding anything herein to the contrary, the Encompass Assets shall include:
(i)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Encompass or any other member of the Encompass Group;

(ii)    all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the Enhabit Contracts);
(iii)    all Encompass Records;
(iv)    all Encompass Intellectual Property Rights and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(v)    all Encompass Information Technology;
(vi)    all Accounts Receivable, other than the Enhabit Accounts Receivable;
(vii)    all Encompass Inventory;
(viii)    all Permits of either Party or any of the members of its Group as of the Effective Time (other than the Enhabit Permits) and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(ix)    all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the Enhabit Real Property);
(x)    all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (other than cash and cash equivalents of Enhabit or any other member of the Enhabit Group as of the Effective Time, except for any cash or cash equivalents withdrawn from Enhabit Accounts in accordance with Section 2.9(d)); and
(xi)    any and all Assets set forth on Schedule 2.2(b)(xi).
2.3    Enhabit Liabilities; Encompass Liabilities.
(a)    Enhabit Liabilities. For the purposes of this Agreement, “Enhabit Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)    all Liabilities included or reflected as liabilities or obligations of Enhabit or the members of the Enhabit Group on the Enhabit Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Enhabit Balance Sheet; provided that the amounts set forth on the Enhabit Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Enhabit Liabilities pursuant to this clause (i);
(ii)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Enhabit or the members of the Enhabit Group on a pro forma combined balance sheet of the Enhabit Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Enhabit Balance Sheet), it being understood that (x) the Enhabit Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Enhabit Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the

Enhabit Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Enhabit Liabilities pursuant to this clause (ii);
(iii)    any and all Enhabit Accounts Payable;
(iv)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Enhabit or any other member of the Enhabit Group, and all agreements, obligations and Liabilities of any member of the Enhabit Group under this Agreement or any of the Ancillary Agreements;
(v)    any and all Liabilities set forth on Schedule 2.3(a)(v);
(vi)    except as otherwise set forth in this Section 2.3(a), all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Enhabit Business or an Enhabit Asset;
(vii)    except as otherwise set forth in this Section 2.3(a), any and all Liabilities relating to, arising out of or resulting from the Enhabit Contracts, the Enhabit Intellectual Property Rights, the Enhabit Technology, Enhabit Information Technology, the Enhabit Permits, the Enhabit Real Property, the Enhabit Tangible Personal Property or any Enhabit Product, whether occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), including, for the avoidance of doubt, any and all Liabilities relating to, arising out of or resulting from the sale by any member of the Encompass Group prior to the Effective Time of Enhabit Products; and
(viii)    all Liabilities arising out of claims made by any Third Party (including Encompass’s or Enhabit’s respective directors, officers, stockholders, employees and agents) against any member of the Encompass Group or the Enhabit Group to the extent relating to, arising out of or resulting from the Enhabit Business or the Enhabit Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(a)(viii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (viii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the Enhabit Liabilities shall not in any event include any Liability referred to in clauses (i) through (v) of Section 2.3(b) or any Liabilities set forth on Schedule 2.3(a)(ix).
(b)    Encompass Liabilities. For the purposes of this Agreement, “Encompass Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)    any and all Accounts Payable, other than the Enhabit Accounts Payable;
(ii)    all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Encompass Group, and, prior to the Effective Time, any member of the Enhabit Group, in each case, to the extent that such Liabilities are not Enhabit Liabilities;
(iii)    all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Encompass or any other member of the Encompass Group, and all agreements, obligations and Liabilities of any member of the Encompass Group under this Agreement or any of the Ancillary Agreements;
(iv)    all Liabilities set forth on Schedule 2.3(b)(iv); and
(v)    all Liabilities arising out of claims made by any Third Party (including Encompass’s or Enhabit’s respective directors, officers, stockholders, employees and agents) against any member of the Encompass Group or the Enhabit Group to the extent relating to, arising out of or resulting from the Encompass Business or the Encompass Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iv) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(b)(v), in each case, to the extent that such Liabilities are not Enhabit Liabilities.
2.4    Approvals and Notifications.
(a)    Approvals and Notifications for Enhabit Assets. To the extent that the Separation or the Distribution or any transaction contemplated thereby requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed in writing between Encompass and Enhabit, neither Encompass nor Enhabit shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)    Delayed Enhabit Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Enhabit Group of any Enhabit Asset or assumption by the Enhabit Group of any Enhabit Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Enhabit Group of such Enhabit Assets or the assumption by the Enhabit Group of such Enhabit Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Enhabit Assets or Enhabit Liabilities shall continue to constitute Enhabit Assets and Enhabit Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed Enhabit Assets and Delayed Enhabit Liabilities. If any transfer or assignment of any Enhabit Asset (or a portion thereof) or any assumption of any Enhabit Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Enhabit Asset (or a portion thereof), a “Delayed Enhabit Asset” and any such Enhabit Liability (or a portion thereof), a “Delayed Enhabit Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Encompass Group retaining such Delayed Enhabit Asset or such Delayed Enhabit Liability, as the case may be, shall thereafter hold such Delayed Enhabit Asset or Delayed Enhabit Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Enhabit Group entitled thereto (at the expense of the member of the Enhabit Group entitled thereto). In addition, the member of the Encompass Group retaining such Delayed Enhabit Asset or such Delayed Enhabit Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Enhabit Asset or Delayed Enhabit Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Enhabit Group to whom such Delayed Enhabit Asset is to be transferred or assigned, or which will assume such Delayed Enhabit Liability, as the case may be, in order to place such member of the Enhabit Group in a substantially similar position as if such Delayed Enhabit Asset or Delayed Enhabit Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Enhabit Asset or Delayed Enhabit Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Enhabit Asset or Delayed Enhabit Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Enhabit Group.
(d)    Transfer of Delayed Enhabit Assets and Delayed Enhabit Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Enhabit Asset or the deferral of assumption of any Delayed Enhabit Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Enhabit Asset or the assumption of any Delayed Enhabit Liability have been removed, the transfer or assignment of the applicable Delayed Enhabit Asset or the assumption of the applicable Delayed Enhabit Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)    Costs for Delayed Enhabit Assets and Delayed Enhabit Liabilities; Payment of the Delayed Enhabit Asset Consideration. Except as otherwise agreed in writing between the Parties, any member of the Encompass Group retaining a Delayed Enhabit Asset or Delayed Enhabit Liability due to the deferral of the transfer or assignment of such Delayed Enhabit Asset or the deferral of the assumption of such Delayed Enhabit Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Enhabit or the member of the Enhabit Group entitled to the Delayed Enhabit Asset or Delayed Enhabit Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Enhabit or the member of the Enhabit Group entitled to such Delayed Enhabit Asset or Delayed Enhabit Liability.
(f)    Approvals and Notifications for Encompass Assets. To the extent that the transfer or assignment of any Encompass Asset, the assumption of any Encompass Liability, the Separation, the Distribution or any other transaction contemplated under this Agreement requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Encompass and Enhabit, neither Encompass nor Enhabit shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)    Delayed Encompass Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Encompass Group of any Encompass Asset or assumption by the Encompass Group of any Encompass Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Encompass Group of such Encompass Assets or the assumption by the Encompass Group of such Encompass Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Encompass Assets or Encompass Liabilities shall continue to constitute Encompass Assets and Encompass Liabilities for all other purposes of this Agreement.
(h)    Treatment of Delayed Encompass Assets and Delayed Encompass Liabilities. If any transfer or assignment of any Encompass Asset (or a portion thereof) or any assumption of any Encompass Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Encompass Asset (or a portion thereof), a “Delayed Encompass Asset” and any such Encompass Liability (or a portion thereof), a “Delayed Encompass Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Enhabit Group retaining such Delayed Encompass Asset or such Delayed Encompass Liability, as the case may be, shall thereafter hold such Delayed Encompass Asset or Delayed Encompass Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Encompass Group entitled thereto (at the expense of the member of the Encompass Group entitled thereto). In addition, the member of the Enhabit Group retaining such Delayed Encompass Asset or such Delayed Encompass Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Encompass Asset or Delayed Encompass Liability in the ordinary course of business in accordance with past practice. Such member of the Enhabit Group shall also take such other actions as may be reasonably requested by the member of the Encompass Group to which such Delayed Encompass Asset is to be transferred or assigned, or which will assume such Delayed Encompass Liability, as the case may be, in order to place such member of the Encompass Group in a substantially similar position as if such Delayed Encompass Asset or Delayed Encompass Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Encompass Asset or Delayed Encompass Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Encompass Asset or Delayed Encompass Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Encompass Group.
(i)    Transfer of Delayed Encompass Assets and Delayed Encompass Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Encompass Asset or the deferral of assumption of any Delayed Encompass Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Encompass Asset or the assumption of any Delayed Encompass Liability have been removed, the transfer or assignment of the applicable Delayed Encompass Asset or the assumption of the applicable Delayed Encompass Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(j)    Costs for Delayed Encompass Assets and Delayed Encompass Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Enhabit Group retaining a Delayed Encompass Asset or Delayed Encompass Liability due to the deferral of the transfer or assignment of such Delayed Encompass Asset or the deferral of the assumption of such Delayed Encompass Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Encompass or the member of the Encompass Group entitled to the Delayed Encompass Asset or Delayed Encompass Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Encompass or the member of the Encompass Group entitled to such Delayed Encompass Asset or Delayed Encompass Liability.
2.5    Assignment and Novation of Liabilities.
(a)    Assignment and Novation of Enhabit Liabilities.

(i)    Each of Encompass and Enhabit, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Enhabit Liabilities and obtain in writing the unconditional release of each member of the Encompass Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the Enhabit Group shall be solely responsible for such Enhabit Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Encompass nor Enhabit shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(a)(i) has been effected, the members of the Encompass Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Enhabit Liabilities.
(ii)    If Encompass or Enhabit is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Encompass Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Enhabit Liability”), Enhabit shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Encompass Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Encompass Group that constitute Unreleased Enhabit Liabilities from and after the Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Encompass Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Enhabit Liabilities shall otherwise become assignable or able to be novated, Encompass shall promptly assign, or cause to be assigned, and Enhabit or the applicable member of the Enhabit Group shall assume, such Unreleased Enhabit Liabilities without exchange of further consideration.
(iii)    If Enhabit is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.5(a), Enhabit and any relevant member of its Group that has assumed the applicable Unreleased Enhabit Liability shall indemnify, defend and hold harmless Encompass against or from such Unreleased Enhabit Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Encompass, pay, perform and discharge fully all the obligations or other Liabilities of Encompass thereunder.
(b)    Assignment and Novation of Encompass Liabilities.

(i)    Each of Encompass and Enhabit, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Encompass Liabilities and obtain in writing the unconditional release of each member of the Enhabit Group that is a party to any such arrangements, so that, in any such case, the members of the Encompass Group shall be solely responsible for such Encompass Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Encompass nor Enhabit shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(b)(i) has been effected, the members of the Enhabit Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Encompass Liabilities.
(ii)    If Encompass or Enhabit is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Enhabit Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Encompass Liability”), Encompass shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Enhabit Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Enhabit Group that constitute Unreleased Encompass Liabilities from and after the Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Enhabit Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Encompass Liabilities shall otherwise become assignable or able to be novated, Enhabit shall promptly assign, or cause to be assigned, and Encompass or the applicable member of the Encompass Group shall assume, such Unreleased Encompass Liabilities without exchange of further consideration.
(iii)    If Encompass is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.5(b), Encompass and any relevant member of its Group (except for members of the Enhabit Group) that has assumed the applicable Unreleased Encompass Liability shall indemnify, defend and hold harmless Enhabit against or from such Unreleased Encompass Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Enhabit, pay, perform and discharge fully all the obligations or other Liabilities of Enhabit thereunder.
2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)    At or prior to the Effective Time or as soon as practicable thereafter, each of Encompass and Enhabit shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Encompass Group removed as guarantor of or obligor for any Enhabit Liability to the extent that such guarantee or obligation relates to Enhabit Liabilities, including the removal of any Security Interest on or in any Encompass Asset that may serve as collateral or security for any such Enhabit Liability; and (ii) have any member(s) of the Enhabit Group removed as guarantor of or obligor for any Encompass Liability to the extent that such guarantee or obligation relates to Encompass Liabilities, including the removal of any Security Interest on or in any Enhabit Asset that may serve as collateral or security for any such Encompass Liability.
(b)    To the extent required to obtain a release from a guarantee of:
(i)    any member of the Encompass Group, Enhabit shall execute a guarantee agreement substantially in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Encompass Asset that may serve as collateral or security for any such Enhabit Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Enhabit would be reasonably unable to comply or (ii) which Enhabit would not reasonably be able to avoid breaching; and
(ii)    any member of the Enhabit Group, Encompass shall execute a guarantee agreement substantially in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Enhabit Asset that may serve as collateral or security for any such Encompass Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Encompass would be reasonably unable to comply or (ii) which Encompass would not reasonably be able to avoid breaching.
(c)    If Encompass or Enhabit is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Encompass and Enhabit, on behalf of itself and the other members of its respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7    Termination of Agreements.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Enhabit and each member of the Enhabit Group, on the one hand, and Encompass and each member of the Encompass Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Enhabit and/or any member of the Enhabit Group, on the one hand, and Encompass and/or any member of the Encompass Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
(i)    this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time);
(ii)    any agreements, arrangements, commitments or intercompany accounts receivable, accounts payable or other intercompany accounts listed or described on Schedule 2.7(b)(ii), which shall be treated as described therein;
(iii)    any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto, including any Shared Contracts; and
(iv)    any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Encompass or Enhabit, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
(c)    All of the intercompany accounts receivable and accounts payable between any member of the Encompass Group, on the one hand, and any member of the Enhabit Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of Encompass and Enhabit, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Encompass Group, on the one hand, and any member of the Enhabit Group, on the other hand, outstanding as of the Effective Time shall be repaid or settled immediately prior to or as promptly as practicable after the Effective Time.

2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of an Enhabit Contract, but the remainder of which relates to matters that would be the subject of a Encompass Asset (any such contract or agreement, including those set forth on Schedule 2.8, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Enhabit Group or the Encompass Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Enhabit Business or the Encompass Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)    Each of Encompass and Enhabit shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
(c)    Nothing in this Section 2.8 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9    Bank Accounts; Cash Balances.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Enhabit or any other member of the Enhabit Group (collectively, the “Enhabit Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Encompass or any other member of the Encompass Group (collectively, the “Encompass Accounts”) so that each such Enhabit Account and Encompass Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Encompass Account or Enhabit Account, respectively, is de-Linked from such Encompass Account or Enhabit Account, respectively.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the Enhabit Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Enhabit or a member of the Enhabit Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Encompass Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Encompass or a member of the Encompass Group.
(d)    With respect to any outstanding checks issued or payments initiated by Encompass, Enhabit, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between Encompass and Enhabit (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.
2.10    Ancillary Agreements. Effective at or prior to the Effective Time, each of Encompass and Enhabit will, or will cause the applicable members of its Group to, execute and deliver all Ancillary Agreements to which it is a party.
2.11    Disclaimer of Representations and Warranties. EACH OF ENCOMPASS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ENCOMPASS GROUP) AND ENHABIT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ENHABIT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM

ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.12    Enhabit Financing Arrangements; Enhabit Debt Incurrence.
(a)    Prior to the Effective Time and pursuant to the Separation Step Plan, (i) Enhabit will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.12 (the “Enhabit Financing Arrangements”), pursuant to which it shall borrow prior to the Effective Time a principal amount of not less than $570 million (the “Enhabit Debt”) and (ii) Enhabit shall distribute, convey or otherwise transfer in the manner determined by Encompass some or all (as determined by Encompass) of the proceeds of the Enhabit Debt to Encompass (such distribution, conveyance or transfer, the “Cash Transfer”). Encompass and Enhabit agree to take, and shall cause the respective members of their Group to take, all necessary actions to assure the full release and discharge of Encompass and the other members of the Encompass Group from all liabilities and other obligations pursuant to the Enhabit Financing Arrangements as of no later than the Effective Time. The Parties agree that Enhabit or another member of the Enhabit Group, as the case may be, and not Encompass or any member of the Encompass Group, are and shall be responsible for all costs and expenses incurred in connection with the Enhabit Financing Arrangements.
(b)    Prior the Effective Time, Encompass and Enhabit shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Enhabit Financing Arrangements.

2.13    Financial Information Certifications. Encompass’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Enhabit as its wholly-owned Subsidiary (and not as a reporting company under the Exchange Act). In order to enable the principal executive officer and principal financial officer of Enhabit to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of Enhabit that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), upon thirty (30) Business Days’ advance written request by Enhabit, Encompass shall provide Enhabit with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Encompass in similar certifications delivered prior to the Distribution Date, with such changes thereto as Encompass may determine. Such certification(s) shall be provided by Encompass (and not by any officer or employee in their individual capacity).
ARTICLE III
THE DISTRIBUTION
3.1    Sole and Absolute Discretion; Cooperation.
(a)    Encompass shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Encompass may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Encompass’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.
(b)    Enhabit shall cooperate with Encompass to accomplish the Distribution and shall, at Encompass’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Enhabit Shares on the Form 10. Encompass shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Encompass. Enhabit and Encompass, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.

3.2    Actions Prior to the Distribution.
(a)    Subject to the conditions specified in Section 3.3, Encompass and Enhabit shall use their reasonable best efforts to consummate the Distribution. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.
(b)    Notice to NYSE. Encompass shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(c)    Enhabit Certificate of Incorporation and Enhabit Bylaws. On or prior to the Distribution Date, Encompass and Enhabit shall each take all actions that may be required to provide for the adoption by Enhabit of the Amended and Restated Certificate of Incorporation of Enhabit substantially in the form attached as Exhibit A and the Amended and Restated Bylaws of Enhabit substantially in the form attached as Exhibit B.
(d)    Enhabit Directors and Officers. On or prior to the Distribution Date, Encompass and Enhabit shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Enhabit shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Encompass Board and/or as an executive officer of Encompass; and (iii) Enhabit shall have such other officers as Enhabit shall appoint.
(e)    Securities Law Matters. Enhabit shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Encompass and Enhabit will prepare, and Enhabit will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Encompass determines are necessary or desirable to effectuate the Distribution, and Encompass and Enhabit shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Encompass and Enhabit shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)    NYSE Listing. Enhabit shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the shares of Enhabit Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.
(g)    Availability of Information Statement. Encompass shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Encompass Board has approved the Distribution, cause the Information Statement to be mailed or otherwise made available to the Record Holders.
(h)    The Distribution Agent. Encompass shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3    Conditions to the Distribution.
(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by Encompass in its sole and absolute discretion, of the following conditions:
(i)    The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(ii)    The Information Statement shall have been mailed or otherwise made available to the Record Holders;
(iii)    Encompass shall have received an opinion from its external counsel, which opinion remains valid as of the date hereof, satisfactory to the Encompass Board, regarding the qualification of the Distribution as a transaction that is generally tax free for Federal Income Tax purposes under Section 355 of the Code;
(iv)    Encompass shall have received a favorable private letter ruling from the IRS, which private letter ruling remains valid as of the date hereof, satisfactory to the Encompass Board, regarding the qualification of the Distribution as a transaction that is generally tax free for Federal Income Tax purposes under Section 355 of the Code and certain other Federal Income Tax matters relating to the Separation and the Distribution;
(v)    An independent valuation or financial advisory firm acceptable to Encompass shall have delivered one (1) or more opinions to the Encompass Board regarding solvency and capital adequacy matters with respect to each of Encompass and Enhabit after completion of the Distribution, and such opinions shall be in a form and substance acceptable to the Encompass Board in its sole and absolute discretion;
(vi)    All actions and filings necessary or appropriate under applicable U.S. federal, state or other securities Laws or blue sky Laws and the rules and regulations thereunder relating to the Separation and the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;
(vii)    Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;
(viii)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;
(ix)    The Enhabit Shares to be distributed to the Encompass stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(x)    Encompass shall have received the proceeds from the Cash Transfer and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the Enhabit Financing Arrangements, and Encompass shall have completed any required refinancing of its existing indebtedness on terms satisfactory to the Encompass Board in its sole and absolute discretion; and
(xi)    No other events or developments shall exist or shall have occurred that, in the judgment of the Encompass Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.
(b)    The foregoing conditions are for the sole benefit of Encompass and shall not give rise to or create any duty on the part of Encompass or the Encompass Board to waive or not waive such conditions or in any way limit Encompass’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the Encompass Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.
3.4    The Distribution.
(a)    Subject to Section 3.3, on or prior to the Effective Time, Enhabit will deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Enhabit Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Encompass Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Enhabit Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. The Distribution shall be effective at the Effective Time.
(b)    Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole Enhabit Shares equal to the number of Encompass Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio.
(c)    No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. Fractional shares that any Record Holder would otherwise have been entitled to receive will be aggregated and sold in the open market by the Agent. The aggregate net cash proceeds of such sales will be distributed pro rata (based on the fractional share such Record Holder would otherwise have been entitled to receive) to those Record Holders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
(d)    Any Enhabit Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to Enhabit, and Enhabit or its transfer agent on its behalf shall hold such Enhabit Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such Enhabit Shares shall be obligations of Enhabit, subject in each case to applicable escheat or other abandoned property Laws, and Encompass shall have no Liability with respect thereto.

(e)    Until the Enhabit Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Enhabit will regard the Persons entitled to receive such Enhabit Shares as record holders of Enhabit Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Enhabit agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Enhabit Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Enhabit Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1    Release of Pre-Distribution Claims.
(a)    Enhabit Release of Encompass. Except as provided in Section 4.1(c) and Section 4.1(e), effective as of the Effective Time, Enhabit does hereby, for itself and each other member of the Enhabit Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Enhabit Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Encompass and the members of the Encompass Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Encompass Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Enhabit Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances (including, for the avoidance of doubt, the presence of Hazardous Materials on the Enhabit Real Property) occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Enhabit Business, the Enhabit Assets or the Enhabit Liabilities.
(b)    Encompass Release of Enhabit. Except as provided in Section 4.1(c) and Section 4.1(e), effective as of the Effective Time, Encompass does hereby, for itself and each other member of the Encompass Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Encompass Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Enhabit and the members of the Enhabit Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Enhabit Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Encompass Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Encompass Business, the Encompass Assets or the Encompass Liabilities.
(c)    Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 4.1(a) and Section 4.1(b).
(d)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Encompass Group or any members of the Enhabit Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iv)    any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;
(v)    any Liability provided in or resulting from any contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;
(vi)    any Liability provided in or resulting from any agreement between any Person, who after the Effective Time is an employee of the Enhabit Group, on the one hand, and any member of the Encompass Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;
(vii)    any Liability provided in or resulting from any agreement between any Person, who after the Effective Time is an employee of the Encompass Group, on the one hand, and any member of the Enhabit Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;
(viii)    any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(ix)    any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Encompass Group from honoring its existing obligations to indemnify any director, officer or employee of Enhabit who was a director, officer or employee of any member of the Encompass Group at or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Enhabit Liability, Enhabit shall indemnify Encompass for such Liability (including Encompass’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(e)    No Claims. Enhabit shall not make, and shall not permit any other member of the Enhabit Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Encompass or any other member of the Encompass Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Encompass shall not make, and shall not permit any other member of the Encompass Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Enhabit or any other member of the Enhabit

Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(f)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2    Indemnification by Enhabit. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Enhabit shall, and shall cause the other members of the Enhabit Group to, indemnify, defend and hold harmless Encompass, each member of the Encompass Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Encompass Indemnitees”), from and against any and all Liabilities of the Encompass Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Enhabit Liability;
(b)    any failure of Enhabit, any other member of the Enhabit Group or any other Person to pay, perform or otherwise promptly discharge any Enhabit Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Enhabit or any other member of the Enhabit Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to an Encompass Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Enhabit Group by any member of the Encompass Group that survives following the Separation; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Enhabit shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.
4.3    Indemnification by Encompass. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Encompass shall, and shall cause the other members of the Encompass Group to, indemnify, defend and hold harmless Enhabit, each member of the Enhabit Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Enhabit Indemnitees”), from and against any and all Liabilities of the Enhabit Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Encompass Liability;
(b)    any failure of Encompass, any other member of the Encompass Group or any other Person to pay, perform or otherwise promptly discharge any Encompass Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Encompass or any other member of the Encompass Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to an Enhabit Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Encompass Group by any member of the Enhabit Group that survives following the Separation; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Encompass’s name in the Form 10, the Information Statement (as amended or supplemented if Enhabit shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Encompass’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by Enhabit.
4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Encompass Group or the Enhabit Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. Subject to any insurer’s rights pursuant to any Policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 4.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in accordance with Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve both an Enhabit Liability and an Encompass Liability (collectively, a “Shared Third-Party Claim”), Encompass shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to an Encompass Liability, and Enhabit shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to an Enhabit Liability. For the avoidance of doubt, “Shared Third-Party Claim” shall include those matters set forth on Schedule 4.5(b).
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in accordance with Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third-Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.

(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby and either Party in the case of a Shared Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
(f)    Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 hereof shall not apply with respect to Taxes or Tax matters (it being understood and agreed that claims with respect to Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed exclusively by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount for which the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Enhabit Assets or Delayed Enhabit Liabilities (except for the gross negligence or intentional misconduct of a member of the Encompass Group) or with the ownership, operation or activities of the Enhabit Business prior to the Effective Time shall be deemed to be the fault of Enhabit and the other members of the Enhabit Group, and no such fault shall be deemed to be the fault of Encompass or any other member of the Encompass Group; (ii) any fault associated with the business conducted with Delayed Encompass Assets or Delayed Encompass Liabilities (except for the gross negligence or intentional misconduct of a member of the Enhabit Group) shall be deemed to be the fault of Encompass and the other members of the Encompass Group, and no such fault shall be deemed to be the fault of Enhabit or any other member of the Enhabit Group; and (iii) any fault associated with the ownership, operation or activities of the Encompass Business prior to the Effective Time shall be deemed to be the fault of Encompass and the other members of the Encompass Group, and no such fault shall be deemed to be the fault of Enhabit or any other member of the Enhabit Group.
4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Enhabit Liabilities by Enhabit or a member of the Enhabit Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Encompass Liabilities by Encompass or a member of the Encompass Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.
4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10    Survival of Indemnities. The rights and obligations of each of Encompass and Enhabit and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
ARTICLE V
CERTAIN OTHER MATTERS
5.1    Names Following the Effective Time.
(a)    Except as set forth in Section 5.1(b) below, neither Enhabit nor any member of its Group shall use, or have the right to use, the Encompass Marks or any name or mark that, in the reasonable judgment of Encompass, is confusingly similar to the Encompass Marks. Notwithstanding Section 5.1(b) below, neither Enhabit nor any member of its Group shall use the Encompass Marks in any manner that detracts from the goodwill and reputation of Encompass associated with the Encompass Marks.
(b)    Effective upon the Effective Time and until the expiration of the applicable time period set forth on Schedule 5.1(b), Encompass shall, and shall cause members of its Group to, grant to Enhabit and members of its Group a limited, non-exclusive, royalty-free, fully paid-up, non-transferable, non-sublicenseable worldwide license or authorization, as applicable, to use the Encompass Marks solely (i) to the extent and in substantially the same manner as used immediately prior to Effective Time, (ii) in connection with any Enhabit Inventory that, as of the Effective Time, bears or incorporates the Encompass Marks, until such time as usable Enhabit Inventory existing as of the Effective Time has been exhausted; and (iii) in connection with building and other signage, in the case of this clause (iii), for a period ending at the Effective Time; provided, that such time period in clause (iii) shall be automatically extended to the extent required in connection with obtaining any necessary approvals of any landlord or other Third Party with respect thereto; provided, further, that in each case of clauses (i)-(iii), Enhabit and members of its Group use reasonable best efforts to minimize and eliminate use of the Encompass Marks by the Enhabit Group as soon as practicable after the Effective Time (and in any event within the applicable time period set forth on Schedule 5.1(b)).
(c)    Any use of the Encompass Marks authorized in Section 5.1(b) shall be subject to (x) compliance with the Encompass Group’s reasonable quality control requirements and guidelines in effect for the Encompass Marks and (y) to the extent practicable, the placement of a reasonably appropriate disclaimer on any materials bearing the Encompass Marks (including stationery, business cards, signage, advertising materials, inventory, packaging, product, service and training literature, and other similar materials) identifying in a readily observable manner that Enhabit and members of its Group are no longer Affiliates of the Encompass Group. Any and all goodwill arising from the use of the Encompass Marks (including names) as described in Section 6.6(b) shall inure to the sole and exclusive benefit of the Encompass Group.
(d)    Except as set forth in Section 5.1(e) below, neither Encompass nor any member of its Group shall use, or have the right to use, the Enhabit Marks or any name or mark that, in the reasonable judgment of Enhabit, is confusingly similar to the Enhabit Marks. Notwithstanding Section 5.1(e) below, neither Encompass nor any member of its Group shall use the Enhabit Marks in any manner that detracts from the goodwill and reputation of Enhabit associated with the Enhabit Marks.

(e)    Effective upon the Effective Time and until the expiration of the applicable time period set forth on Schedule 5.1(b), Enhabit shall, and shall cause members of its Group to, grant to Encompass and members of its Group a limited, non-exclusive, royalty-free, fully paid-up, non-transferable, non-sublicenseable worldwide license or authorization, as applicable, to use the Enhabit Marks solely (i) to the extent and in substantially the same manner as used immediately prior to Effective Time, (ii) in connection with any Encompass Inventory or Enhabit Inventory (to the extent such Enhabit Inventory is sold by Encompass pursuant to any contracts, arrangements or understandings between Encompass and Enhabit) that, as of the Effective Time, bears or incorporates the Enhabit Marks, until such time as such usable Encompass Inventory or Enhabit Inventory existing as of the Effective Time has been exhausted; and (iii) in connection with building and other signage, in the case of this clause (iii), for a period ending at the Effective Time; provided, that such time period in clause (iii) shall be automatically extended to the extent required in connection with obtaining any necessary approvals of any landlord or other Third Party with respect thereto; provided, further, that in each case of clauses (i)-(iii) Encompass and members of its Group use reasonable best efforts to minimize and eliminate use of the Enhabit Marks by the Encompass Group as soon as practicable after the Effective Time (and in any event within the applicable time period set forth on Schedule 5.1(b)).
(f)    Any use of the Enhabit Marks authorized in Section 5.1(e) shall be subject to (x) compliance with the Enhabit Group’s reasonable quality control requirements and guidelines in effect for the Enhabit Marks and (y) to the extent practicable, the placement of a reasonably appropriate disclaimer on any materials bearing the Enhabit Marks (including stationery, business cards, signage, advertising materials, inventory, packaging, product, service and training literature, and other similar materials) identifying in a readily observable manner that Encompass and members of its Group are no longer Affiliates of the Enhabit Group. Any and all goodwill arising from the use of the Enhabit Marks as described in Section 5.1(e) shall inure to the sole and exclusive benefit of the Enhabit Group.
(g)    Notwithstanding anything to the contrary in this Section 5.1, nothing set forth in this Section 5.1 shall limit either Party’s nominative use of the Enhabit Marks (in the case of Encompass) or the Encompass Marks (in the case of Enhabit), respectively, including for the purposes of referring to the other Party and the transactions contemplated hereby.
5.2    Insurance Matters.
(a)    Subject to the terms and conditions of this Agreement, Encompass and Enhabit agree to cooperate in good faith to attempt to implement an orderly transition of applicable insurance coverage from the date hereof through the Effective Time. In no event shall Encompass, any other member of the Encompass Group or any Encompass Indemnitee have Liability or obligation whatsoever to any member of the Enhabit Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Enhabit Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)    From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Enhabit Group prior to the Effective Time that constitutes an Enhabit Liability, at the request of Enhabit, Encompass will use commercially reasonable efforts to pursue claims, at Enhabit’s sole cost and expense (to the extent not otherwise covered by such insurance policies then in effect prior to the Effective Time), on behalf of the applicable member of the Enhabit Group under (with such member of the Enhabit Group entitled to all Insurance Proceeds resulting from or arising out of any such claims) Policies of Encompass or any other member of the Encompass Group in place immediately prior to the Effective Time (and any extended reporting periods for claims-made Policies of Encompass or any other member of the Encompass Group) and historical Policies of Encompass or any other member of the Encompass Group (such Policies, collectively, the “Encompass Policies”), but solely to the extent that such Encompass Policies provided coverage for the applicable member of the Enhabit Group prior to the Effective Time; provided that such obligation of Encompass to make claims on behalf of the applicable member of the Enhabit Group under such Encompass Policies shall be subject to the terms and conditions of such Encompass Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)    Enhabit shall provide written notification to Encompass of any request for Encompass to pursue a claim on behalf of the applicable member of the Enhabit Group pursuant to this Section 5.2(b), and Encompass shall use commercially reasonable efforts to pursue such claim, at Enhabit’s sole cost and expense (to the extent not otherwise covered by such insurance policies then in effect prior to the Effective Time), as promptly as is reasonably practicable;
(ii)    Enhabit and the other members of the Enhabit Group shall indemnify, hold harmless and reimburse Encompass and the other members of the Encompass Group for any deductibles, self-insured retention, retrospective premium payments, indemnity payments, settlements, judgments, legal fees, allocated claims expenses, claim handling fees and expenses, and other expenses incurred by Encompass or any other member of the Encompass Group to the extent resulting from any pursuit of any claims on behalf of Enhabit or any other members of the Enhabit Group, whether such claims are pursued on behalf of Enhabit or any other members of the Enhabit Group, employees of Enhabit or any other members of the Enhabit Group, or Third Parties;
(iii)    Enhabit shall, and shall cause the other members of the Enhabit Group to, cooperate with and assist Encompass and the other members of the Encompass Group and share such information as is reasonably necessary in order to permit Encompass and the other members of the Encompass Group to manage and conduct the insurance matters contemplated by this Section 5.2; and
(iv)    Enhabit shall exclusively bear (and neither Encompass nor any other member of the Encompass Group shall have any obligation to repay or reimburse Enhabit or any other member of the Enhabit Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims pursued on behalf of Enhabit or any other member of the Enhabit Group under the Encompass Policies as provided for in this Section 5.2(b). In the event an Encompass Policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Enhabit Group, on the one hand, and the Encompass Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Encompass’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Enhabit Group or the Encompass Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Encompass’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Encompass may elect not to reinstate the Encompass Policy aggregate. In the event that Encompass elects not to reinstate the Encompass Policy aggregate, it shall provide prompt written notice to Enhabit, and Enhabit may direct Encompass in writing to, and Encompass shall, in such case reinstate the Encompass Policy aggregate; provided that Enhabit shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
In the event that any member of the Encompass Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Encompass Group is entitled to coverage under the Policies of Enhabit or any other member of the Enhabit Group, the same process pursuant to this Section 5.2(b) shall apply, substituting “Encompass” for “Enhabit” and “Enhabit” for “Encompass,” as applicable.
(c)    Except as provided in Section 5.2(a) and Section 5.2(b), from and after the Distribution Date, neither Enhabit nor any member of the Enhabit Group shall have any rights to or under any of the Policies of Encompass or any other member of the Encompass Group. At the Distribution Date, Enhabit shall have in effect all insurance programs required to comply with Enhabit’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Enhabit’s.
(d)    In connection with Encompass’s pursuit of a claim on behalf of Enhabit or any other member of the Enhabit Group under any Encompass Policy pursuant to this Section 5.2, Encompass shall not be required to take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between Encompass or any member of the Encompass Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Encompass or any other member of the Encompass Group under the applicable Encompass Policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Encompass or any other member of the Encompass Group under the applicable Encompass Policy.
(e)    All payments and reimbursements by Enhabit pursuant to this Section 5.2 shall be made within forty-five (45) days after Enhabit’s receipt of an invoice therefor from Encompass. If Encompass incurs costs to enforce Enhabit’s obligations herein, Enhabit agrees to indemnify and hold harmless Encompass for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6. Encompass shall retain the exclusive right to control the Encompass Policies and the insurance programs of Encompass or any other member of the Encompass Group, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any such Encompass Policies and programs and to amend, modify or waive any rights under any such Encompass Policies and programs, notwithstanding whether any such Encompass Policies or programs apply to any Enhabit Liabilities and/or claims Enhabit has made or could make in the future, and no member of the Enhabit Group shall erode, exhaust, settle, release, commute, buy back or otherwise resolve disputes with insurers of Encompass or any other member of the Encompass Group with respect to any of the Encompass Policies and the insurance programs of Encompass or any other member of the Encompass Group, or amend, modify or waive any rights under any such Encompass Policies and programs. No member of the Encompass Group shall have any obligation to secure extended reporting for any claims under any Encompass Policy for any acts or omissions of any member of the Enhabit Group incurred prior to the Effective Time.

(f)    This Agreement shall not be considered as an attempted assignment of any Policy or other Policy-related contract and shall not be construed to waive any right or remedy of any member of the Encompass Group in respect of any Policy or other Policy-related contract.
(g)    Enhabit does hereby, for itself and each other member of the Enhabit Group, agree that no member of the Encompass Group shall have any Liability whatsoever as a result of the Encompass Policies or the insurance practices of Encompass or any other member of the Encompass Group as in effect at any time, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.3    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%); provided, that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.
5.4    Inducement. Enhabit acknowledges and agrees that Encompass’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Enhabit’s covenants and agreements in this Agreement and the Ancillary Agreements, including Enhabit’s assumption of the Enhabit Liabilities pursuant to the Separation and the provisions of this Agreement and Enhabit’s covenants and agreements contained in Article IV.
5.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1    Agreement for Exchange of Information.
(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Encompass and Enhabit, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party’s legal department requests to the extent that (i) such information relates to the Enhabit Business, or any Enhabit Asset or Enhabit Liability, if Enhabit is the requesting Party, or to the Encompass Business, or any Encompass Asset or Encompass Liability, if Encompass is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.
(b)    Without limiting the generality of the foregoing, until the end of Encompass’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.
6.3    Compensation for Providing Information. The Party requesting information after the Effective Time agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
6.4    Record Retention.
(a)    To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with their respective policies regarding retention of records. No Party will destroy, or permit any of its Subsidiaries to destroy, any information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction. Notwithstanding anything in this Article VI to the contrary, the Tax Matters Agreement exclusively governs the retention of Tax related records and the exchange of Tax-related information.
(b)    Each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such Party has been notified that such litigation hold is no longer applicable.
6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.
(b)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of a Dispute between Encompass and Enhabit, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any of the Actions described in clauses (a), (b) and (d) of this Section 6.7.
(d)    Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).
6.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Encompass Group and the Enhabit Group, and that each of the members of the Encompass Group and the Enhabit Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Encompass Group or the Enhabit Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.
(b)    The Parties agree as follows:
(i)    Except as set forth on Schedule 6.8(b)(i), Encompass shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Encompass Business and not to the Enhabit Business, whether or not the Privileged Information is in the possession or under the control of any member of the Encompass Group or any member of the Enhabit Group. Except as set forth on Schedule 6.8(b)(i), Encompass shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Encompass Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Encompass Group or any member of the Enhabit Group;
(ii)    Except as set forth on Schedule 6.8(b)(ii),Enhabit shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Enhabit Business and not to the Encompass Business. Except as set forth on Schedule 6.8(b)(ii), Enhabit shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Enhabit Liabilities resulting from any Actions that are now pending or may be asserted in the future; and

(iii)    if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Encompass Business, solely to the Enhabit Business, or to both the Encompass Business and the Enhabit Business.
(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the prior written consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.
(e)    In the event of any Dispute between Encompass and Enhabit, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining prior written consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.
(f)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Encompass and Enhabit set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.9    Confidentiality.
(a)    Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of Encompass and Enhabit, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Encompass’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally protected personal information received from consumers before the Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer. Nothwithstanding anything to the contrary herein, each Party agrees that the treatment of protected health information that is subject to the Health Insurance Portability and Accountability Act of 1996, as amended, shall be governed by the Business Associates Agreement.
6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Good-Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), including regarding whether any Assets are Enhabit Assets, any Liabilities are Enhabit Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 7.2.
7.2    Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.
7.3    Arbitration.
(a)    In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”), except as modified herein. The arbitration shall be held, and the award shall be rendered, in (i) Birmingham, Alabama, or (ii) such other place as the Parties may mutually agree in writing. The arbitration shall be conducted in the English language. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.

(b)    The panel of three (3) arbitrators will be chosen as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the JAMS Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30)-day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Rules.
(c)    The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.
7.4    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 and/or Section 7.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 7.1, Section 7.2 and/or Section 7.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Rules.

7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

7.6    Dispute Resolution Coordination. Except to the extent otherwise provided in the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.6) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement).

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Enhabit Assets and the Encompass Assets and the assignment and assumption of the Enhabit Liabilities and the Encompass Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)    At or prior to the Effective Time, Encompass and Enhabit, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Encompass, Enhabit or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE IX
TERMINATION
9.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Encompass, in its sole and absolute discretion, without the approval or consent of any other Person, including Enhabit. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.
9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.
(c)    Encompass represents on behalf of itself and each other member of the Encompass Group, and Enhabit represents on behalf of itself and each other member of the Enhabit Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)    Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp, electronic (including via DocuSign) or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp, electronic (including via DocuSign) or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, electronic (including via DocuSign) or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
10.2    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.
10.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Encompass Indemnitee or Enhabit Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5    Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Birmingham, Alabama time (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by e-mail; provided that the e-mail transmission is promptly confirmed by telephone, a responsive electronic communication by the recipient thereof or otherwise or clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one (1) Business Day after e-mail by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 10.5. Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or e-mail addresses or at such street address or e-mail address previously made available or at such other street address or e-mail address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.5) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or e-mail address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):
If to Encompass. to:
Encompass Health Corporation
9001 Liberty Parkway
Birmingham, Alabama 35242
Attention:    General Counsel
E-mail:     * * *
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     Igor Kirman
    Elina Tetelbaum
    Zachary S. Podolsky
E-mail:    IKirman@wlrk.com
    ETetelbaum@wlrk.com
    ZSPodolsky@wlrk.com
Facsimile: (212) 403-2000

If to Enhabit, to:
Enhabit, Inc.
6688 N. Central Expressway
Suite 1300
Dallas, Texas 75206
Attention:    General Counsel
E-mail:    * * *
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     Igor Kirman
    Elina Tetelbaum
    Zachary S. Podolsky
E-mail:    IKirman@wlrk.com
    ETetelbaum@wlrk.com
    ZSPodolsky@wlrk.com
Facsimile: (212) 403-2000

    and to:

Bradley Arant Boult Cummings LLP
One Federal Place
1819 5th Avenue N.
Birmingham, Alabama 35209
Attention:    Charles Roberts
    Stephen Hinton
Email:     croberts@bradley.com
    shinton@bradley.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.
10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
10.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Separation, the Form 10, the Separation Step Plan and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 10.9.
10.10    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
10.11    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.
10.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.14    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.15    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 30, 2022.
10.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Enhabit or any member of the Enhabit Group, on the one hand, nor Encompass or any member of the Encompass Group, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17    Performance. Encompass will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Encompass Group. Enhabit will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Enhabit Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
10.18    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
10.19    Ancillary Agreements.
(a)    In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement or the Employee Matters Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency.
(b)    In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.
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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

ENCOMPASS HEALTH CORPORATION

By:     /s/ Patrick Darby
Name:     Patrick Darby
Title:    Executive Vice President, General Counsel and Secretary

ENHABIT, INC.

By: /s/ Barbara A. Jacobsmeyer
Name:    Barbara A. Jacobsmeyer
Title:     President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]